Exhibit 10.16

June 25, 2009

Private and Confidential

Jeff Hale

108 Highclere Lane

Cary, NC 27518

Dear Mr. Hale:

Further to our recent discussions in respect of your employment with Summer Infant (USA), Inc. (“Summer”), Summer is please to offer you a full time position as Chief Operations Officer to commence on July 13, 2009. This offer is being extended in consideration of the mutual covenants and agreement contained in this letter, which sets forth our mutual understanding and agreement regarding your employment with Summer pursuant to the following terms and conditions.

Position and Responsibilities:

Your employment with Summer will commence on July 13, 2009. You shall perform those duties and responsibilities necessary or incidental to perform the functions of Chief Operations Officer. As Chief Operations Officer you will report directly to Jason Macari President/ CEO.

Salary:

You will receive an annual base salary of $275,000.00, payable in bi-weekly (every two weeks) installments of $10,576.92, subject to applicable withholding and other lawful deductions. Your bonus will be 35%. You will receive a pro-rated guaranteed first year bonus.

Stock Options:

Initially you will receive 175,000 shares of stock options. Effective January 2010 you will receive an additional 25,000 options. The options will have a two (2) year cliff and four (4) year vesting, 50% after the first two (2) years, 25% after the third year and 25% after the fourth year.

Corporate Office, 1275 Park East Drive, Woonsocket, RI 02895  •  phone: 401.671.6550  fax: 401.671.6051  •  www.summerinfant.com

Performance Review and Benefits:

You will be eligible for annual reviews on or about your anniversary date. You will also be eligible for Summer’s standard employee benefits subject to plan eligibility requirements. Summer’s current benefits include Medical benefits, Dental benefits, a 401K plan and match program, Short and Long-Term Disability (after 90 days), a Flexible Spending Account, a Tuition Reimbursement Program (if eligible), generous Product Discounts and 20 days of Paid Time Off per year, (includes vacation, sick and personal time).

Governing Law/At Will Employment:

Your employment with Summer shall be governed by and interpreted in accordance with the laws of the State of Rhode Island. By execution and delivery of this employment term letter, you irrevocably submit to and accept the exclusive jurisdiction of the courts in the State of Rhode Island and waive any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts.

Your employment with Summer is “at will”, in that either you or Summer have the right to terminate the employment relationship at any time, with or without cause. This status may only be altered by written agreement, which is specific as to all materials terms and is signed by an authorized officer of Summer. The terms of this employment letter do not, and are not, intended to create either an express and/or implied contract of employment with Summer for a definitive term.

Employment Documentation:

Your employment with Summer is contingent upon your submission of satisfactory proof of your identity and legal authorization to work in the United States as well as completion of all employment related forms required by Summer. If you fail to provide satisfactory documentation, federal law prohibits Summer from hiring you.

Expense Reimbursement:

Summer will pay and/or reimburse you for all expenses reasonably and necessarily incurred by you in the performance of your services while employed by Summer. Such payment shall be made upon presentation of such receipts or other documentation, as the Company customarily requires prior to making such payment or reimbursement.

Summer will reimburse you up to $125,000.00 for relocation expenses for your move from North Carolina to Rhode Island. These receipted expenses will include realtor’s selling fees, moving costs, temporary housing, and transportation back and forth.

Employment Manual:

During your employment with Summer you will be required to abide by Summer’s code of conduct, policies and procedures a set forth in Summer’s employee manual or as otherwise communicated to you in writing.

Change of Control:

You will be required to sign a change of control agreement with a twelve month severance and non-compete period.

Return of Employment Term Letter:

We are excited about this opportunity to work with you to build the Summer Brand and Business. To accept this offer, please sign and date page two, {if applicable sign Appendix A} keep a copy for your records and return a copy to Human Resources. We are extremely confident that your employment with us will prove mutually beneficial and we look forward to having you join our winning team!

Very truly yours,

Summer Infant (USA), Inc

By:	/s/ Jason P. Macari
Name:	Jason P. Macari
Title:	CEO

I accept your offer of employment as set forth in this employment term letter. I understand that my employment is “at will” and that either you or I can terminate my employment at any time, for any reason. No oral commitments have been made concerning my employment.

/s/ Jeffrey L. Hale	/s/ Jeffrey L. Hale
Employee Name (please print)	Employee Signature

7/13/09
Date